medix.resources, inc.                    GHI Group Health Incorporated
Connecting the world of healthcare

FOR IMMEDIATE RELEASE

Contacts:                                  For GHI:
                                           -------
                                           Michael Woloz
                                           Connelly & McLaughlin
                                           212-437-7373

                                           For Medix:
                                           ---------
                                           Robin Schoen
                                           215-504-2122

      GHI and Medix Launch Electronic Prescribing Program for Physicians

New York,  NY  (February  10, 2003) Group  Health  Incorporated  (GHI) and Medix
Resources,  Inc. (AMEX: MXR) recently  introduced a 12-month Point of Care pilot program  - the  first  of its  kind  in New  York  City  - that  allows  certain participating  GHI  physicians to send  prescriptions  to pharmacies  and access their  patients'  pertinent  prescription-related  information,  all  through  a hand-held  wireless  Personal Digital Assistant (PDA) developed by PocketScript,
LLC.  The Point of Care  program  was  launched  in  cooperation  with GHI's new pharmacy benefit manager (PBM), Express Scripts, Inc.

The  Point  of  Care  pilot  program,  which  has  been  offered  at no  cost to approximately  90 GHI  participating  physicians  primarily  located  in  Staten
Island,  enables these physicians to view their patients'  prescription  history via the  PDA.  Formulary  coverage,  drug-to-drug  interactions,  and  available prescription  history - along with other relevant information - can be retrieved by  using  a  keyboard  or  through  a  voice-recognition  system.  All  data is maintained in a secure  environment.  Physicians  need an electronic  signature, user  identification  number,  and unique  password  to access  their  patients'
information.

The  Point  of  Care  program  is  designed  to  reduce  medical  errors  due to prescription-related  issues. The need to deal with prescription-related medical errors has been cited as a top priority by  organizations  such as the Institute of Medicine and The Leapfrog  Group, a coalition of national  public and private health insurance  purchasers who want to initiate  breakthrough  improvements in health care safety.

Studies  associated with this type of technology show improved  medical outcomes data by allowing physicians to easily obtain drug-to-drug  interactions prior to submitting prescriptions. Studies have also indicated cost savings attributed to decreases in office visits, hospital admissions and re-admissions, and formulary utilization.  In  addition,  a study  conducted  by Tufts Health Plan noted that electronic  prescribing  programs  promote more efficient  pharmacy  management, including a  30-percent  reduction  in calls  between  physician  practices  and pharmacists.

"Our   ability  to  offer   physicians   leading-edge   electronic   prescribing
technologies   optimizes  time   management  by  reducing   prescription-related
paperwork  and phone  calls.  It is also  intended to reduce  potential  medical errors by giving physicians a snapshot of a patient's  prescription  history and by making handwritten  prescriptions obsolete.  Point of Care is an extension of our  commitment  to serving  the GHI  provider  community.  We are pleased to be working with PocketScript and Medix on this important initiative," said Frank J.
Branchini, President and Chief Executive Officer of GHI.

"We are pleased to be working with a well-established, high-quality organization such as GHI," stated  Darryl  Cohen,  Chief  Executive  Officer and President of
Medix. "The solid relationship that GHI has built with its physicians will allow for the easy rollout of our electronic prescribing technologies."

On December 18, 2002, Medix Resources and PocketScript,  LLC signed a definitive agreement  providing  for Medix to acquire  PocketScript.  This  acquisition  is subject  to  certain  conditions  of  closing,  including  approval  of  Medix's shareholders.

About GHI
GHI is a statewide not-for-profit health insurer serving New Yorkers since 1937.
GHI and its  subsidiary  GHI HMO provide  health  insurance  and  administrative services to more than 2.5 million individuals. GHI offers customers a variety of medical, hospital, dental,  prescription drug, vision, and managed mental health
coverage  options,   as  well  as   administrative-services-only   arrangements.
Additional information about GHI can be found at www.ghi.com. -----------

About Medix Resources, Inc.
Medix  Resources,   Inc.,  through  its  wholly-owned  subsidiary  Cymedix  Lynx
Corporation,   is  the  developer  and  provider  of  the   Cymedix(R)suite   of
fully-secure,  Internet-based transaction software products. The Cymedix(R)suite of products enables  communication of high  value-added  healthcare  information among physician offices, hospitals, health management organizations,  and health insurance  companies.  Additional  information  about Medix  Resources,  and its products and services, can be found at its Web sites: www.medixresources.com and
www.cymedix.com.

About PocketScript, LLC
PocketScript,  LLC develops software  applications for wireless handheld devices
to  improve   physician   efficiency   and  workflow.   Its  flagship   product,
PocketScript,   allows   physicians   to   electronically   write  and  transmit
prescriptions;  receive  formulary  and  drug  interaction  information;  access education  and  compliance  services;  and connect  wirelessly  to the Internet.
PocketScript  is the  first  vendor  to  enter  into a  definitive  connectivity agreement with RxHub.

About Express Scripts, Inc.
One of the largest pharmacy benefit management (PBM) companies in North America,
Express Scripts,  Inc., makes  prescription  drugs more affordable and their use safer guided by a legacy of independence.  Express Scripts  provides  integrated
PBM  services,  including  network  pharmacy  claims  processing,  mail pharmacy services,  benefit  design  consultation,  drug  utilization  review,  formulary management, disease management, medical and drug data analysis services, medical information  management  services  and  informed  decision  counseling  services
through  its  Express  Health  Linesm   division.   The  company  also  provides
distribution  services  for  specialty  pharmaceuticals  through  its  Specialty
Distribution  subsidiary  and sampling  services  through its Phoenix  Marketing
Group subsidiary.  Express Scripts is headquartered in St. Louis, Missouri. More information  can be found at  www.express-scripts.com,  which includes  expanded investor information and resources.

Information  in this press  release  contains  forward-looking  statements  that involve risks and uncertainties  that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include,  without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software,  the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient  corporate  operating structure as the Company grows and the ability of the Company to consummate its PocketScript acquisition.
These and other risks and uncertainties are presented in detail in the Company's
Form  10-K/A  for  2001,  which  was  filed  with the  Securities  and  Exchange
Commission on May 24, 2002 and the Company's 10-Q for the third Quarter of 2002, which was filed with the  Securities  and  Exchange  Commission  on November 14,
2002,  respectively.  This information is available from the SEC or the Company.

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